Exhibit 99.1

Porter Bancorp, Inc. Declares Cash Dividend

LOUISVILLE, Ky.--(BUSINESS WIRE)--Porter Bancorp, Inc. (NASDAQ: PBIB), parent company of PBI Bank, announced today that its Board of Directors declared a cash dividend of $0.21 per share. The dividend will be payable on October 1, 2008, to shareholders of record as of September 15, 2008.

“Our Board of Directors remains focused on providing our shareholders with a solid return through our cash dividend program,” stated Maria L. Bouvette, President and CEO of Porter Bancorp, Inc. “This dividend represents a 5% increase from the dividend paid in October of 2007 and reflects the Board’s confidence in our future prospects.”

About Porter Bancorp, Inc.

Porter Bancorp, Inc. is a bank holding company headquartered in Louisville, Kentucky. It is the sixth largest independent banking organization based on total assets domiciled in the Commonwealth of Kentucky, with $1.6 billion in assets as of June 30, 2008. Through Porter’s subsidiary PBI Bank, it operates 20 full-service banking offices in 12 counties in Kentucky. Porter Bancorp’s common stock is traded on the Nasdaq Global Market under the symbol “PBIB.”

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CONTACT:
Porter Bancorp, Inc.
Maria L. Bouvette, 502-499-4800
President and CEO